Exhibit 10.1

Published CUSIP Number:

$200,000,000

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

SI INTERNATIONAL, INC.,

as Parent Borrower,

THE DOMESTIC SUBSIDIARIES OF THE PARENT BORROWER

FROM TIME TO TIME PARTIES HERETO,

as Subsidiary Borrowers,

THE LENDERS PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

SUNTRUST BANK,

as Documentation Agent

Dated as of February 13, 2008

WACHOVIA CAPITAL MARKETS, LLC

and

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arrangers

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Book Runner

i

Schedules

Schedule 1.1-2	Permitted Liens
Schedule 1.1-4	Existing Letters of Credit
Schedule 3.9	ERISA
Schedule 3.10	Environmental Matters
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.22	Labor Matters
Schedule 3.25	Certain Changes or Events
Schedule 3.26	Material Contracts
Schedule 3.27	Parent Borrower’s Board of Directors and Equity Capitalization
Schedule 4.1-2	Mortgaged Properties
Schedule 5.14	Deposit and Securities Accounts
Schedule 6.1	Indebtedness

Exhibits

Exhibit 1.1-1	Form of Account Designation Notice
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.2	Form of Term Note
Exhibit 2.4	Form of Swingline Note
Exhibit 2.10	Form of Notice of Conversion/Continuation
Exhibit 4.1-1	Form of Secretary’s Certificate
Exhibit 4.1-2	Form of Lender Consent
Exhibit 4.1-3	Form of Solvency Certificate
Exhibit 4.1-4	Form of Covenant Compliance Certificate
Exhibit 4.1-5	Form of Patriot Act Certificate
Exhibit 5.10	Form of Joinder Agreement
Exhibit 9.6	Form of Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 13, 2008, among SI INTERNATIONAL, INC., a Delaware corporation, (the “Parent Borrower”), those Domestic Subsidiaries of the Parent Borrower identified as a “Subsidiary Borrower” on the signature pages hereto and such other Domestic Subsidiaries of the Borrowers as may from time to time become a party hereto (individually a “Subsidiary Borrower” and collectively the “Subsidiary Borrowers” and together with the Parent Borrower, each individually, a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party  hereto and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers and the existing Lenders are parties to that certain Amended and Restated Credit Agreement, dated February 9, 2005 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows; and

WHEREAS, the Borrowers have requested that the Lenders make loans and other financial accommodations to the Borrowers in an aggregate amount of up to $200,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Defined Terms.

As used in this Agreement, terms defined in the first paragraph to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

                “ABR Default Rate” shall mean, as of any date of determination, the Alternate Base Rate plus the Applicable Percentage for Alternate Base Rate Loans in effect on such date plus 2%.

“Account Designation Notice” shall mean the Account Designation Notice dated the Closing Date from the Parent Borrower to the Administrative Agent substantially in the form attached hereto as Exhibit 1.1-1.

“Additional Borrower” shall mean each Person that becomes a Subsidiary Borrower by execution of a Joinder Agreement in accordance with Section 5.10.

                “Additional Loan” shall have the meaning set forth in Section 2.5.

                “Additional Term Loan” shall have the meaning set forth in Section 2.5.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the definition thereof, the Alternate Base Rate shall be determined based on the Prime Rate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

                “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Leverage Ratio), it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”, (e) Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (f) Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”:

Level	Leverage Ratio	Base Rate Margin	LIBOR Margin & L/C Fee	Commitment Fee
I	> 3.00 to 1.0	0.50%	1.50%	0.300%
II	> 2.00 to 1.0 but ≤ 3.00 to 1.0	0.25%	1.25%	0.250%
III	> 1.00 to 1.0 but ≤ 2.00 to 1.0	0.00%	1.00%	0.225%
IV	≤ 1.00 to 1.0	0.00%	0.875%	0.200%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Parent Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(b) (each an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next Interest Determination Date.  If the Parent Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Parent Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio.  Notwithstanding the foregoing, the initial Applicable Percentages shall be set at no lower than Level II until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first two (2) full fiscal quarters to occur following the Closing Date have been delivered to the Administrative Agent; provided that if the quarterly financial information as of the most recent Interest Determination Date would result in a higher Applicable Percentage, such higher Applicable Percentage shall apply.  In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                “Arrangers” shall mean Wachovia Capital Markets, LLC and Banc of America Securities LLC, in their capacity as co-lead arrangers, together with their successors and assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Borrower or any Subsidiary whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include any disposition pursuant to Section 6.4(a)(i), (ii), (v) or (vii) hereof, or any Equity Issuance.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 9.6 or any other form approved by the Administrative Agent.

“Bank Product” shall mean any of the following products, services or facilities extended to any Borrower or any Subsidiary by any Bank Product Provider, in each case, in the ordinary course of business: (a) Cash Management Services; (b) products under any Hedging Agreement that is not entered into for speculative purposes; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Borrowers’ Obligations” for purposes of a distribution under Section 2.12, the applicable Bank Product Provider must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider.  Any Bank Product established at the time any Event of Default exists shall not be included as “Borrowers’ Obligations” for purposes of a distribution under Section 2.12.

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of any Borrower or Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to a Borrower or any of its Subsidiaries to the extent such Person is (a) the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) or (b) any other Person (i) that was the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) at the time such Person provided such Bank Products or (ii) with respect to any such Bank Product that was in existence prior to the Closing Date, that was the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) as of the Closing Date, but, in the case of clause (b), in each case has ceased to be the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) under this Agreement.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” or “Borrowers” shall have the meanings set forth in the first paragraph of this Agreement.

“Borrowers’ Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Borrowers to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) for purposes of Section 2.20(b), the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged to the Dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Cash Management Services” shall mean any services provided from time to time to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority.

                “Change of Control” shall mean the occurrence of any of the following events:  (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of more than 40% of then outstanding Voting Stock of the

Parent Borrower, measured by voting power rather than the number of shares; or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent Borrower then in office.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral that is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Borrower, whether tangible or intangible and whether real or personal, that may from time to time secure the Borrowers’ Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment, the Swingline Commitment, the Term Loan Commitment or a commitment from a Lender to provide all or a portion of an Additional Loan, individually or collectively, as appropriate.

                “Commitment Fee” shall have the meaning set forth in Section 2.6(a).

                “Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from, and including, the Closing Date to, but not including, the Revolving Commitment Termination Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes any Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Consolidated Capital Expenditures” shall mean, for any period without duplication, all capital expenditures of the Parent Borrower and its Subsidiaries on a consolidated basis for such period, including without limitation Capital Lease Obligations, as determined in accordance with GAAP.  The term “Consolidated Capital Expenditures” shall not include (a) capital expenditures assumed in connection with Permitted Acquisitions or (b) capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Parent Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

“Consolidated EBITDA” shall mean, for any period, without duplication, the sum of (a) Consolidated Net Income for such period, plus (b) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes and

(iii) depreciation, amortization expense and other non-cash charges (except to the extent such non-cash charges are reserves for future cash charges), plus (c) Permitted Acquisition EBITDA for such period, minus (d) non-cash charges for such period to the extent such non-cash charges increased Consolidated Net Income, all as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period without duplication, all interest expense of the Parent Borrower and its Subsidiaries on a consolidated basis (including, without limitation, the interest component under Capital Leases, but excluding any amortization of fees paid to the Lenders in connection with this Agreement), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period without duplication, net income (excluding extraordinary items) after taxes for such period of the Parent Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent Borrower (together with any new director whose election by the Parent Borrower’s board of directors or whose nomination for election by the Parent Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16.

                “Copyrights” shall mean all copyrights (other than copyrights of de minimus value) of the Parent Borrower and its Subsidiaries in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit and any other LOC Documents, any Assignment and Assumption, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Borrower in connection herewith or therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Borrower or any of its Subsidiaries (excluding, for purposes hereof, any Indebtedness of any Borrower or any of its Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Departing Lenders” shall mean those lenders that are parties to the Existing Credit Agreement, but are not parties to this Agreement as of the Closing Date.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Parent Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, with respect to any Person for any period of determination, without duplication, the sum of (a) net income of such Person for such period, plus (b) an amount that, in the determination of net income of such Person for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) depreciation, amortization expense and other non-cash charges (except to the extent such non-cash charges are reserves for future cash charges), all as determined in accordance with GAAP.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender, and (iii) unless an Event of Default has occurred and is continuing and so long as the primary syndication of the Loans has been completed as determined by Wachovia, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Issuance” shall mean any issuance by any Borrower or any Subsidiary to any Person that is not a Borrower of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.  The term “Equity Issuance” shall not include (i) any shares of its Capital Stock issued in connection with the exercise of stock options held by current or former directors, officers or employees of the Borrowers, (ii) any Asset Disposition, (iii) any shares of its Capital Stock issued as consideration for Permitted Acquisitions or (iv) any Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Credit Documents” shall mean the “Credit Documents” as defined in the Existing Credit Agreement.

                “Existing Letters of Credit” shall mean the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1-4 hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated January 2, 2008 addressed to the Parent Borrower from Wachovia and Wachovia Capital Markets, LLC, as amended, modified or otherwise supplemented.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Parent Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Parent Borrower, the ratio of (a) Consolidated EBITDA for such period minus Consolidated Capital Expenditures for such period to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus Scheduled Funded Debt Payments for such period plus federal, state, local and foreign income, value added and similar taxes paid or payable in cash during such period.

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning set forth in Section 2.6(b).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) earnout obligations of such Person to the extent required to be shown on a balance sheet in accordance with GAAP and all other obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and that by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) obligations of such Person under non-compete agreements, (j) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the amount of such Indebtedness shall be deemed equal to the lesser of (i) the aggregate amount of such Indebtedness and (ii) the fair market value of the property of such Person that secures such Indebtedness, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture (to the extent such Person is liable therefor) in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Borrowers to the extent such Indebtedness would be eliminated on a consolidated basis.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.18.

“Government Contract” shall mean any contract entered into between any Borrower or any of its Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Incremental Facility” shall have the meaning set forth in Section 2.5.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) earnout obligations of such Person to the extent required to be shown on a balance sheet in accordance with GAAP and all other obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the amount of such Indebtedness shall be deemed equal to the lesser of (i) the aggregate amount of such Indebtedness and (ii) the fair market value of the property of such Person that secures such Indebtedness, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and that by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (m) the Indebtedness of any partnership or unincorporated joint venture (to the extent such Person is liable therefor) in which such Person is a general partner or a joint venturer and (n) obligations of such Person under non-compete agreements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.8(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)           initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, six or twelve months thereafter, subject to availability to all applicable Lenders, as selected by the Parent Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six or twelve months thereafter, subject to the availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)          if the Parent Borrower shall fail to give notice as provided above, the Parent Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)          no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date;

(v)           with regard to the Term Loan or an Additional Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan or such Additional Term Loan, as applicable, consisting of Alternate Base Rate Loans together with the portion of the Term Loan or such Additional Term Loan, as applicable, consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(vi)          no more than eight (8) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean all investments, in cash or by delivery of property, made directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Issuing Lender” shall mean Wachovia and any successor issuing lender.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit 5.10, executed and delivered by an Additional Borrower in accordance with the provisions of Section 5.10.

“Lender” several banks and other financial institutions as may from time to time become parties to this Agreement, including the Swingline Lender and the Issuing Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Lender Consent” shall mean any lender consent delivered by a Lender on the Closing Date in the form of Exhibit 4.1-2.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).

“Letters of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” shall mean, with respect to the Parent Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Parent Borrower, the ratio of (a) Funded Debt of the Parent Borrower and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen

LIBOR 01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Parent Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan, the Term Loan, a Swingline Loan and/or an Additional Loan as appropriate; and “Loans” shall mean, collectively, the Revolving Loans, the Term Loan, the Swingline Loans and the Additional Loans.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit in an amount up to the LOC Committed Amount and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit based on such Revolving Lender’s Revolving Commitment Percentage as specified in the Lender Commitment Letter or in the register, or in the applicable Assignment and Assumption, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any Collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount that is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“LOGTEC” shall mean LOGTEC, Inc., an Ohio corporation.

“LOGTEC Acquisition” shall mean the acquisition of LOGTEC pursuant to the LOGTEC Acquisition Documents.

“LOGTEC Acquisition Documents” shall mean the LOGTEC Stock Purchase Agreement and each other agreement executed and delivered to the stockholders of LOGTEC by the Borrowers in connection with the consummation of the LOGTEC Acquisition, each as amended, modified or supplemented.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien in favor of the Administrative Agent.

“Material Contract” shall mean (a) any material partnership or joint venture agreement to which any Borrower or any of its Subsidiaries is a party (other than normal subcontracts in the ordinary course of business), (b) any Material Government Contract, (c) any contract, agreement, permit or license, written or oral, of any Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum and (d) any other contract, agreement, permit or license, written or oral, of any Borrower or any of its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew (to the extent renewable by its terms) by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” shall mean a Government Contract with a remaining term in excess of six (6) months pursuant to which the aggregate value of goods or services to be provided thereunder exceeds $10,000,000 over the remaining term of such contract.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean (a) the Revolving Commitment Termination Date with respect to Revolving Loans, Swingline Loans and Letters of Credit and (b) the Term Loan Maturity Date with respect to Term Loans.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust, deed to secure debt or assignment of leases and rents executed by a Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, extended, modified, restated, replaced or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a Title Company in such amount as reasonably approved by the Administrative Agent, assuring the Administrative Agent that such Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request.

“Mortgaged Property” shall mean any owned or leased real property of a Borrower with respect to which such Borrower executes a Mortgage Instrument in favor of the Administrative Agent, as listed on Schedule 4.1-2.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Borrower or any Subsidiary in respect of any Asset Disposition or Debt Issuance, net of (a) direct costs (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any net cash received upon the sale or other disposition of any non-cash consideration received by any Borrower or any Subsidiary in any Asset Disposition or Debt Issuance.

“Note” or “Notes” shall mean the Revolving Notes, the Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate, in substantially the form of the notice of borrowing attached hereto as Exhibit 2.1(b)(i).

“Notice of Conversion” shall mean the written notice of continuation or conversion as referenced and defined in Section 2.10.

“Obligations” shall mean, collectively, Loans and LOC Obligations and all other obligations of the Borrowers to the Administrative Agent and the Lenders under the Credit Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Parent Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Borrower of some or all of the assets or all or substantially all of the Capital Stock of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or will exist after giving effect thereto, (b) the Borrowers shall deliver a certificate to be reasonably satisfactory to the Administrative Agent that the Borrowers will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (c) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock), subject to Permitted Liens, acquired with respect to the Target and the Target, if a Person, shall have become a Borrower under the Credit Documents pursuant to Section 5.10, (d) the Target has EBITDA for the twelve month period ending as of the most recent fiscal quarter end prior to the acquisition date in an amount greater than $0, (e) such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the applicable Borrower and the Target, (f) after giving effect to such acquisition, there shall be at least $15,000,000 of aggregate liquidity between (A) the borrowing availability under the Revolving Committed Amount and (B) cash on the balance sheet of the Borrowers not subject to a reserve or other restriction, (g) the aggregate consideration (including, without limitation, equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Borrowers and their Subsidiaries) paid by the Borrowers and their Subsidiaries in connection with any single acquisition shall not exceed $100,000,000 and (h) the Administrative Agent and the Lenders shall have received the notice and information required by Section 5.2(g).

“Permitted Acquisition EBITDA” shall mean, for purposes of determining Consolidated EBITDA for any period prior to (a) the LOGTEC Acquisition or (b) a Permitted Acquisition, the sum of (i) EBITDA of (A) the Target or Targets acquired in such acquisition for such period or (B) LOGTEC for such period, in each case, as applicable and as approved by the Administrative Agent in its reasonable discretion plus (ii) all adjustments to such EBITDA permitted pursuant to Regulation S-X, as determined by the Administrative Agent and, if such adjustments exceed 25% of such EBITDA, the Required Lenders, in each case in its or their reasonable discretion.

“Permitted Acquisition Subordinated Indebtedness” shall mean all Indebtedness set forth in Section 6.1(h).

“Permitted Investments” shall mean:

(a)           cash and Cash Equivalents;

(b)           receivables owing to any Borrower or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms or otherwise reasonably determined to be appropriate in the business judgment of the Borrowers;

(c)           investments or loans (pursuant to Section 6.1(d)) made by a Borrower in or to another Borrower that is a wholly-owned Subsidiary;

(d)           loans and advances to officers, directors and employees in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(e)           investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)            Hedging Agreements to the extent permitted hereunder;

(g)           non-cash consideration received in connection with sales of property or assets permitted under Section 6.4(a); and

(h)           Permitted Acquisitions and investments assumed in connection with Permitted Acquisitions.

“Permitted Liens” shall mean:

(a)           Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

(b)           purchase money Liens securing purchase money Indebtedness (and refinancings thereof) and Liens arising in connection with Capital Leases (and refinancings thereof), in each case to the extent permitted under Section 6.1(c);

(c)           Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(d)           Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           Liens existing on the Closing Date and set forth on Schedule 1.1-2; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (i) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced other than in accordance with the terms of Section 6.1(b);

(f)            any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property);

(g)           easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(h)           Liens in favor of a landlord on leasehold improvements in leased premises and statutory landlord Liens;

(i)            Liens on assets, the construction, improvement or acquisition of which were financed with Indebtedness permitted to be assumed pursuant to Section 6.1(h)(ii); provided that such Liens shall extend only to the assets constructed, improved or acquired with the proceeds of such Indebtedness;

(j)            Liens in favor of a Bank Product Provider in connection with a Bank Product; but only (i) to the extent such Liens are on the same collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien and (ii) if such Bank Product Provider and the Lenders shall share pari passu in the collateral subject to such Liens;

(k)           other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $10,000,000.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is

(or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean (a) the Second Amended and Restated Pledge Agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by the Borrowers and (b) any other Pledge Agreement executed by a Borrower to secure the Borrowers’ Obligations, in each case as amended, modified, restated or supplemented from time to time.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent quarter end preceding the date of such transaction.

“Pro Forma EBITDA” shall mean Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the twelve month period ended September 29, 2007, calculated on a Pro Forma Basis.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by the Borrowers or any of their Subsidiaries that results in the receipt by the Borrowers or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” shall have the meaning set forth in Section 9.6(c).

“Regulation S-X” shall mean Regulation S-X of the Securities Act or any successor regulation thereto.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding in the aggregate greater than 50% of the sum of (a) (i) the Revolving Commitments or (ii) if the Revolving Commitments have been terminated, the outstanding Revolving Loans and

Participation Interests (including the Participation Interests of Wachovia, in its capacity as a Lender, in any Letters of Credit and Swingline Loans) and (b) the outstanding Term Loan and Additional Term Loans on such date of determination; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, the Term Loan and Additional Term Loans owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitment or, after termination of the Revolving Commitments, the principal balance of the Revolving Loans owing to such Defaulting Lender and such Defaulting Lender’s Participation Interests.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities; in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Borrower, any duly authorized officer thereof and in which the Administrative Agent has an incumbency certificate indicating such officer is a duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrowers or any of their Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal or premium, if any, or interest upon the redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt (other than Subordinated Debt between or among Borrowers or payments on Subordinated Debt permitted by the Required Lenders), or (e) the payment by the Borrowers or any of their Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of such Borrower or such Subsidiary.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Commitment Termination Date” shall mean five (5) years following the Closing Date.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1.

“Revolving Lender” shall mean, as of any date of determination, any Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers, if any, provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Parent Borrower and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

                “Secured Hedging Agreement” shall mean any Hedging Agreement between a Borrower and a Bank Product Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.

                “Secured Parties” shall mean the Lenders and the Bank Product Providers.

                “Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

                “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Security Agreements” shall mean (a) the Second Amended and Restated Security Agreement dated as of the Closing Date given by the Borrowers to the Administrative Agent for the ratable benefit of the Lenders and (b) any other Security Agreement executed by a Borrower to secure the Borrowers’ Obligations, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Borrowers’ Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of cash into Cash Equivalents or Cash Equivalents into cash.

“Subordinated Debt” shall mean any Indebtedness incurred by any Borrower that by its terms is specifically subordinated in right of payment to the prior payment of the Borrowers’ Obligations on such other terms and conditions as are satisfactory to the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be adjusted from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Wachovia and any successor swingline lender.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption, pursuant to which such Lender became a Lender hereunder, or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean any, as of the date of any determination, Term Loan Lender holding a Term Loan Commitment and/or a portion of the outstanding Term Loan on such date.

“Term Loan Maturity Date” shall mean five (5) years following the Closing Date.

“Term Note” or “Term Notes” shall mean the promissory notes of the Borrowers, if any, in favor of each of the Term Loan Lenders requesting such a note evidencing the portion of the Term Loan provided pursuant to Section 2.2(d) by such Term Loan Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Total Consideration” shall mean, with respect to any Permitted Acquisition, total consideration paid or payable including, without limitation, cash, stock, assumed debt and earnout obligations.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

                “Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimus value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

                “UCC” shall mean the North Carolina Uniform Commercial Code as it may be revised from time to time; provided that if, and to the extent that, the Uniform Commercial Code of a jurisdiction other than North Carolina governs perfection, the effect of perfection or non-perfection, or the priority of a security interest created under this Credit Agreement, then “UCC” shall refer to the Uniform Commercial Code of such other jurisdiction to the extent applicable to the perfection, the effect of perfection or non-perfection, or the priority of such security interest.

                “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or permitted assigns.

“Works” shall mean all works that are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2             Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3             Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent Borrower delivered to the Lenders; provided that, if the Parent Borrower shall notify the Administrative Agent that it wishes to amend any definition or provision incorporated in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend any such definition or provision for such purpose), then the Borrowers’ compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Parent Borrower and the Required Lenders.

The Parent Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.

Section 1.4             Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5             Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1             Revolving Loans.

(a)           Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time in an aggregate principal amount of up to such Revolving Lender’s Revolving Commitment Percentage of ONE HUNDRED AND FORTY MILLION DOLLARS ($140,000,000) (as increased from time to time as provided in Section 2.5 and as such aggregate amount may be reduced from time to time as provided in Section 2.7, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s  share of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment, and (ii) with regard to the Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount.  Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Parent Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Parent Borrower requests such Revolving Loans be made as LIBOR Rate Loans in writing on the third Business Day prior to the Closing Date and delivers a funding indemnity letter acceptable to the Administrative Agent on or prior to such third Business Day.  LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)           Revolving Loan Borrowings.

(i)            Notice of Borrowing.  The Parent Borrower may request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by facsimile) to the Administrative Agent not later than 11:00 a.m. on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the applicable Borrower or Borrowers with respect thereto and (E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor.  If the Parent Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)           Minimum Amounts.  Each Revolving Loan that is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $250,000 and in integral multiples of $50,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).  Each Revolving Loan that is a LIBOR Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $250,000 in excess thereof.

(iii)          Advances.  Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the Parent Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.  Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all

Revolving Loans shall be due and payable in full on the Maturity Date unless accelerated in accordance with the terms of Section 7.2.

(d)           Interest.  Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)           LIBOR Rate Loans.  During such periods as any Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)           Revolving Notes; Covenant to Pay.  The Borrowers’ obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrowers to such Revolving Lender in substantially the form of Exhibit 2.1(e).  The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2             Term Loan Facility.

(a)           Term Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrowers on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of SIXTY MILLION DOLLARS ($60,000,000) (the “Term Loan Committed Amount”) for the purposes set forth in Section 3.11.  The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Parent Borrower may request; provided, however, the Term Loan made on the Closing Date may consist of LIBOR Rate Loans if the Parent Borrower requests such LIBOR Rate Loan in writing on the third Business Day prior to the Closing Date and delivers a funding indemnity letter acceptable to the Administrative Agent on or prior to such third Business Day.  Amounts repaid on the Term Loan may not be reborrowed.

(b)           Repayment of Term Loan.  The principal amount of the Term Loan shall be repaid in full on the Term Loan Maturity Date.

(c)           Interest on the Term Loan.  Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows, unless accelerated sooner pursuant to Section 7.2:

                (i)            Alternate Base Rate Loans.  During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

                (ii)           LIBOR Rate Loans.  During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

                (d)           Term Loan Notes; Covenant to Pay.  The Borrowers’ obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrowers to such Term Loan Lender in substantially the form of Exhibit 2.2(d).  The Borrowers covenant and agree to pay the Term Loan in accordance with the terms of this Agreement.

                Section 2.3             Letter of Credit Subfacility.

                (a)           Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions that the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrowers from time to time upon request by the Parent Borrower in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs.  Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Parent Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Revolving Commitment Termination Date.  Each Letter of Credit shall comply with the related LOC Documents; provided, however, to the extent there is any discrepancy between a provision of any LOC Document and a provision of this Agreement, the provision of this Agreement shall govern the subject matter thereof.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Wachovia shall be the Issuing Lender on all Letters of Credit.  The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued pursuant hereto as “Letters of Credit.”  The Borrowers’ reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

                (b)           Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted by the Parent Borrower to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance.  The Issuing Lender will promptly upon the request of any Revolving Lender or the Administrative Agent provide to such Revolving Lender or to the Administrative Agent for dissemination to the Revolving Lenders, as applicable, a detailed report specifying the Letters of Credit that are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount and the expiry date as well as any payments or expirations that may have occurred.  The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit.  The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

                (c)           Participations.  Each Revolving Lender shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in each Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a risk participation in all outstanding Letters of Credit on the date it becomes a Revolving Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms.  Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof.  The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers jointly and severally to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

                (d)           Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Parent Borrower and the Administrative Agent.  The Borrowers jointly and severally shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 p.m. on a Business Day or, if after 3:00 p.m. on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents.  If the Borrowers shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate for so long as such amount shall be unreimbursed.  Unless the Borrowers shall immediately notify the Issuing Lender and the Administrative Agent of their intent to otherwise reimburse the Issuing Lender, the Borrowers shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations.  The Borrowers’ reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment any Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of any Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received.  If such Revolving Lender does not pay such amount to the Issuing Lender in full on the date such amount is due, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date such amount is due until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date such amount is due, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Borrowers’ Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

                (e)           Repayment with Revolving Loans.  On any day on which the Borrowers shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2).  The proceeds of such Mandatory LOC Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount (or integral amount in excess thereof) for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon.  In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (on the Business Day notice to fund is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received) its Participation Interests in the outstanding LOC Obligations (as adjusted for any payments received from the Borrowers on or after such date and prior to such purchase); provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the date required above, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

                (f)            Modification, Extension.  The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                (g)           ISP98.  Unless otherwise expressly agreed by the Issuing Lender and the Parent Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

                (h)           Conflict with LOC Documents.  In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

                Section 2.4             Swingline Loan Subfacility.

                (a)           Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrowers (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

                (b)           Swingline Loan Borrowings.

(i)            Notice of Borrowing and Disbursement.  The Swingline Lender will make Swingline Loans available to any Borrower on any Business Day upon delivery of a Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by facsimile) by the Borrower to the Administrative Agent not later than 1:00 P.M. on such Business Day.  Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $50,000 in excess thereof.  Such borrowing will then be made available to the Borrower by the Swingline Lender by 3:00 P.M. on the date specified in the applicable Notice of Borrowing (by the end of business Eastern Time on such date) by crediting the account of the Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent

(ii)           Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the seventh day after the date upon which the aggregate amount of Swingline Loan borrowings exceeds $500,000 and (B) the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Parent Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrowers shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (w) the Maturity Date, (x) the occurrence of any Event of Default described in Section 7.1(e), (y) upon acceleration of the Borrowers’ Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (z) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”).  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the Business Day notice to fund is received by such Revolving Lender from the Swingline Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received, notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith.  In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (on the Business Day notice to fund is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received) from the Swingline Lender such participations in the outstanding Swingline Loans (as adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (I) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (II) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the date on which such purchase is required hereunder to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date on which such purchase is required hereunder, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

                (c)           Interest on Swingline Loans.  Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

                (d)           Swingline Note; Covenant to Pay.  The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrowers in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d).  The Borrowers covenant and agree to pay the Swingline Loans in accordance with the terms of this Agreement.

                Section 2.5             Incremental Facility.

                Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time up to three (3) years after the Closing Date, to incur additional Indebtedness under this Credit Agreement in the form of one or more increases to the Revolving Committed Amount and/or additional term loan facilities (each an “Incremental Facility”) in an aggregate amount of up to $100,000,000.  The following terms and conditions shall apply to each Incremental Facility:

(a)           the loans made under any such Incremental Facility (each an “Additional Loan”) shall constitute Borrowers’ Obligations and will be secured and guaranteed with the other Loans on a pari passu basis;

(b)           the weighted average life and final maturity applicable to any such Incremental Facility shall be determined at the time such Incremental Facility is made available; provided that (i) if such Additional Loan is a Term Loan (an “Additional Term Loan”) (A) such

Incremental Facility shall mature no earlier than the Term Loan Maturity Date and (B) the weighted average life to maturity of the Incremental Facility shall be longer than or substantially similar to the weighted average life to maturity of the Term Loan and (ii) if such Incremental Facility is used to increase the Revolving Committed Amount, such Incremental Facility shall mature no earlier than the Revolving Commitment Termination Date;

(c)           should the interest rate margin on the then-current Term Loans or Revolving Loans, as applicable, be less than the interest rate margin on any Incremental Facility, the interest rate margin for the then-current Term Loans and Revolving Loans, as applicable, will be increased and/or additional fees will be paid to the existing Term Loan Lenders and/or Revolving Loan Lenders, as applicable, such that the interest rate margin on the then-current Term Loans or Revolving Loans will be 0.125% less than the interest rate margin on any Incremental Facility (taking into account upfront fees payable to the Lenders making any Incremental Facility);

(d)           any such Incremental Facility shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as the Term Loans or the Revolving Loans, as applicable;

(e)           any such Incremental Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below;

(f)            the Borrowers may borrow up to three Incremental Facilities and each Incremental Facility shall be in a minimum principal amount of $25,000,000;

(g)           the proceeds of any Additional Loan will be used to finance capital expenditures and working capital and other general corporate purposes, including Permitted Acquisitions;

(h)           the conditions to Extensions of Credit in Section 4.2 shall have been satisfied; and

(i)            the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Facility, the Borrower will be in compliance with the financial covenants set forth in Section 5.9.

Participation in any such Incremental Facility hereunder shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Incremental Facility.  If the amount of the Incremental Facility requested by the Borrower shall exceed the commitments that the existing Lenders are willing to provide with respect to such Incremental Facility, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Facility not taken by existing Lenders; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request.  The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be reasonably necessary to incorporate the terms of any new Incremental Facility therein.

                Section 2.6             Fees.

                (a)           Commitment Fee.  In consideration of the Revolving Commitments, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, during the Commitment Period, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount.  For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount.  The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

                (b)           Letter of Credit Fees.  In consideration of the LOC Commitments, the Borrowers jointly and severally agree to pay to the Issuing Lender, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration.  In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional fronting fee (the “Fronting Fee”) of one-fourth of one percent (1/4%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it.  The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the Issuing Lender in its capacity as a Revolving Lender), the Letter of Credit Fee.  The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for such calendar quarter.

                (c)           Issuing Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrowers jointly and severally shall pay to the Issuing Lender, for its own account without sharing by the other Lenders, the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

                (d)           Administrative Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

                Section 2.7             Commitment Reductions.

                (a)           Voluntary Reductions.  The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than three (3) Business Days’ prior notice from the Parent Borrower to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction that shall be in a minimum amount of $500,000 or a whole multiple of $250,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount.

                (b)           Maturity Date.  The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

                Section 2.8             Prepayments.

                (a)           Optional Prepayments.  The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of an Alternate Base Rate Loan shall be in a minimum principal amount of $250,000 and integral multiples of $50,000 in excess thereof; provided that each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof; and (ii) each partial prepayment of a LIBOR Rate Loan shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof.  The Parent Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).  Each prepayment pursuant to this Section 2.8(a) shall be applied to the outstanding Loans as the Parent Borrower may elect; provided, that (i) any prepayment of the Term Loan shall be applied pro rata to the remaining Term Loan amortization payments set forth in Section 2.2(b), (ii) any prepayment of an Additional Term Loan shall be applied pro rata to the remaining amortization payments (if any) of such Additional Term Loan and (iii) each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Revolving Commitment Percentage, Term Loan Commitment Percentage or Commitment Percentage with respect to such Additional Loan, as applicable.  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in the order of Interest Period maturities as the Parent Borrower may elect.

                All prepayments under this Section 2.8(a) shall be subject to Section 2.16, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.  Amounts prepaid on the Term Loan or an Additional Term Loan may not be reborrowed.

                (b)           Mandatory Prepayments.

                (i)            Revolving Committed Amount.  If at any time after the Closing Date, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrowers immediately shall prepay the Swingline Loans and the Revolving Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).

                (ii)           Asset Dispositions. Promptly following one or more Asset Dispositions in excess of $1,000,000 in the aggregate in any fiscal year (excluding for purposes hereof superfluous, obsolete or uneconomic property and/or assets acquired in connection with any Permitted Acquisition, in an aggregate amount not to exceed $10,000,000 during the term of this Agreement, to the extent such property and/or assets are sold or disposed of within 270 days after the consummation of such Permitted Acquisition), the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations (to the extent required by clause (vi) below) in an aggregate amount equal to the Net Cash Proceeds in excess of $1,000,000 derived from such Asset Dispositions (such prepayment to be applied as set forth in clause (vi) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Parent Borrower delivers to the Administrative Agent a certificate stating that the Borrowers intend to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations (to the extent required by clause (vi) below) immediately following the 180th day occurring after the receipt by a Borrower of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below).

                (iii)          Debt Issuance.  Immediately upon receipt by any Borrower or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations (to the extent required by clause (vi) below) in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (vi) below).

                (iv)          Recovery Event.  To the extent cash proceeds received in connection with all Recovery Events in any fiscal year exceeds $500,000 in the aggregate and are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Events within 180 days of the receipt of such cash proceeds, immediately following the 180th day occurring after the receipt of such cash proceeds, the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations (to the extent required by clause (vi) below) in an aggregate amount equal to one hundred percent (100%) of such cash proceeds (such prepayment to be applied as set forth in clause (vi) below).

                (v)           [Reserved]

                (vi)          Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.8(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.8(b)(i), (1) first to the outstanding Swingline Loans (without any reduction in the Revolving Commitments), (2) second to the outstanding

Revolving Loans (without any reduction in the Revolving Commitments) and (3) third to a cash collateral account in respect of outstanding LOC Obligations, (B) with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii) through (v), (1) first, pro rata to any remaining Additional Term Loan amortization payments or scheduled principal payments; provided, however, promptly upon receipt of notice of such prepayment, one or more holders of any Additional Term Loan may decline to accept a mandatory prepayment under Section 2.8(b)(ii) through (v), in which case such declined payments shall be allocated pro rata among the Additional Term Loans, if any, held by Lenders accepting such prepayments until the Additional Term Loans, if any, of such Lenders are paid in full, with any remaining amount of such prepayment applied in accordance with clauses (B)(2), (3) and (4) below, (2) second to the outstanding Swingline Loans (without a corresponding reduction in the Revolving Commitments), (3) third to the outstanding Revolving Loans (without a corresponding reduction in the Revolving Commitments) and (4) fourth to a cash collateral account in respect of outstanding LOC Obligations if any Default or Event of Default shall then exist; provided that if a Default or an Event of Default shall then exist, any cash collateral remaining in such cash collateral account at the time such Default or Event of Default is cured or waived shall be applied as provided in clauses (B)(1) and (B)(2) above (with any remaining amount paid over to the Parent Borrower).  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in the order of Interest Period maturities as the Parent Borrower may elect.  All prepayments under this Section 2.8(b) shall be subject to Section 2.16 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

                (c)           Bank Product Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrowers’ obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

                Section 2.9             Default Rate and Payment Dates.

                Upon the occurrence, and during the continuance, of an Event of Default, at the election of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand (and monthly, if demand is not made), at a per annum rate 2% greater than the rate that would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then at the ABR Default Rate).

                Section 2.10           Conversion and Continuation Options.

                (a)           The Borrowers may elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by the Parent Borrower giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election.  In addition, subject to Section 2.16, the Borrowers may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by the Parent Borrower giving the Administrative Agent irrevocable written notice by 11:00 a.m. on the proposed date of conversion.  A form of Notice of Conversion/Continuation is attached as Exhibit 2.10.  If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.

                (b)           Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Parent Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

                Section 2.11           Computation of Interest and Fees.

                (a)           Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

                (b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)           It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrowers’ Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value that is characterized as interest on the Loans under applicable law and that would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest that has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

                Section 2.12           Pro Rata Treatment and Payments.

                (a)           Allocation of Payment Before Exercise of Remedies.  Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders.  Subject to Section 2.12(b), each payment (other than prepayments) of principal or interest under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.6, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes.  Each optional prepayment of the principal of the Loans shall be applied in accordance with Section 2.8(a) and each mandatory prepayment of the principal of the Loans shall be applied in accordance with Section 2.8(b).  All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees (i) shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)), (ii) shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in such Lender’s Administrative Questionnaire in Dollars and in immediately available funds not later than 12:00 Noon on the date when due and (iii) shall be distributed by the Administrative Agent ratably among the Lenders entitled to receive such payments (except as to the portion of the Letter of Credit retained by the Issuing Lender, the Fronting Fee and the Issuing Lender Fees) promptly upon receipt of such payments by the Administrative Agent in like funds as received.  If the Administrative Agent does not distribute any such payment to a Lender (i) on the Business Day it receives such payment (if such payment is received by the Administrative Agent not later than

12:00 Noon) or (ii) on or before the next Business Day following the Business Day it receives such payment (if such payment is received by the Administrative Agent after 12:00 Noon), the Administrative Agent shall, on demand, pay to such Lender interest on the amount not distributed during the period from the date such amount was required to be distributed until such amount is distributed to such Lender in full at a rate per annum equal to the Federal Funds Effective Rate.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

                (b)           Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the  terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Borrowers’ Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                                                                FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

                                                                SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of the Administrative Agent and each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Borrowers’ Obligations owing to such Lender;

                THIRD, to the payment of all of the Borrowers’ Obligations consisting of accrued fees and interest, including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FOURTH, to the payment of the outstanding principal amount of the Borrowers’ Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

                                                                FIFTH, to all other Borrowers’ Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

                                                                SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Secured Parties shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH” and “FIFTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section 2.12(b).  Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to the Administrative Agent or the actual Bank Product Debt as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

                Section 2.13           Non-Receipt of Funds by the Administrative Agent.

                (a)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, in accordance with the terms hereof, the Administrative Agent will promptly notify the Parent Borrower, and the Borrowers shall immediately pay such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Effective Rate and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to

Alternate Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                (b)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that any Borrower will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                Section 2.14           Inability to Determine Interest Rate.

                Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Parent Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Parent Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.  Unless the Parent Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that they wish to rescind or modify their request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15           Yield Protection.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)           subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Parent Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or the Issuing Lender fails to make a demand for such compensation more than six (6) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.

(e)           Lender Efforts. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

Section 2.16           Indemnity.

The Borrowers hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure by the Borrowers to accept a borrowing after the Borrowers have given a notice in accordance with the terms hereof, (c) default by the Borrowers in making any prepayment after the Borrowers have given a notice in accordance with the terms hereof, and/or (d) the making by the Borrowers of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder.  A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Parent Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Borrowers’ Obligations.

Section 2.17           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Foreign Lenders.  Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

Section 2.18           Indemnification; Nature of Issuing Lender’s Duties.

(a)           In addition to its other obligations under Section 2.3, the Borrowers hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)           As between the Borrowers, the Issuing Lender and each Lender, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Issuing Lender nor any Lender shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrowers.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender  and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)           Nothing in this Section is intended to limit the reimbursement obligation of the Borrowers contained in Section 2.3(d) hereof.  The obligations of the Borrowers under this Section shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section, the Borrowers shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.19           Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank Eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Parent Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans.  The Borrowers hereby agree to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

                Section 2.20           Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)           Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all of the Borrowers’ Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction between them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will jointly and severally make such payment with respect to, or perform, such obligation.

(d)           The obligations of each Borrower under the provisions of this Section constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets whether now owned or hereafter acquired;

(e)           The provisions of this Section are made for the benefit of the Administrative Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Borrowers’ Obligations hereunder or to elect any other remedy.  The provisions of this Section shall remain in effect until all of the Borrowers’ Obligations hereunder shall have been paid in full or otherwise fully satisfied, and all of the Commitments and Credit Documents shall have been terminated.  If at any time, any payment, or any part thereof, made in respect of any of the Borrowers’ Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated and in effect as though such payment had not been made.

(f)            Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(g)           Without in any way limiting the provisions of this Section, for record-keeping purposes only, the Borrowers may allocate between themselves the individual Loans made hereunder.

Section 2.21           Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.15 or Section 2.16, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, Section 2.16 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.15 or Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.6;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15 or Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.15 or Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment is, at the time of such assignment, reasonably likely to result in a reduction in such compensation or payments; and

(iv)          such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and such Lender waives all rights for compensation under Sections 2.15, 2.16 or 2.17 for prior periods.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

                To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Borrowers hereby represent and warrant to the Administrative Agent and to each Lender that:

                Section 3.1             Financial Condition.

(a)           (i) The audited consolidated financial statements of the Parent Borrower’s (including its Subsidiaries) historical results for their respective fiscal years ended 2004, 2005 and 2006, (ii) a management prepared update of the consolidated financial statements of the Parent Borrower’s (including its Subsidiaries) financial results through the fiscal year ending 2007 and (iii) a pro forma balance sheet of the Parent Borrower and its Subsidiaries for the most recent quarter end that financial statements are available:

(A)          were prepared in accordance with GAAP (to the extent applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, by an independent nationally recognized accounting firm (except with respect to the unaudited financial statements and the pro forma balance sheet);

(B)           fairly present the financial condition of the Parent Borrower and its respective Subsidiaries as of the date or dates thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments and, in the case of the pro forma balance sheet referred to in subsection (v) above, such information is true and correct in all material respects and has been determined in good faith based upon reasonable assumptions) and results of operations for the period covered thereby; and

(C)           show (with respect to non-annual financial information only, to the extent required to be shown on a balance sheet prepared in accordance with GAAP) all Indebtedness and other liabilities, direct or contingent, of the Parent Borrower and its respective Subsidiaries as of the date thereof in accordance with GAAP, including liabilities for taxes (provided that with respect to the pro forma balance sheet referred to in subsection (v) above, such information is true and correct in all material respects and has been determined in good faith based upon reasonable assumptions) and as to the audited consolidated financial statements, contingent obligations.

                (b)           Five (5) year projections of the Parent Borrower and its Subsidiaries have been made available to the Lenders prior to the date hereof and have been prepared in good faith based upon reasonable assumptions at the time such budget and projections were made.

                Section 3.2             No Change.

                Since December 30, 2006 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                Section 3.3             Corporate Existence; Compliance with Law.

                Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                Section 3.4             Corporate Power; Authorization; Enforceable Obligations.

                Each of the Borrowers has full power and authority and the legal right to execute, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrowers (other than those that have been obtained) or with the validity or enforceability of any Credit Document against the Borrowers (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).  Each Credit Document to which it is a party has been duly executed and delivered on behalf of each of the Borrowers.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                Section 3.5             Compliance with Laws; No Conflict; No Default.

                (a)           The execution, delivery and performance by each Borrower of the Credit Documents to which such Borrower is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any approval or consent from any Governmental Authority (other than such approvals or consents that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Borrower, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Borrower or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any approval or consent from any Governmental Authority relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.

                (b)           Each Borrower (i) (x) has all approvals, permits, licenses and consents from all Governmental Authorities required by law for it to conduct its business, each of which is in full force and effect, (y) each such approval and consent is final and not subject to review on appeal and (z) each such approval, permit, license and consent is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each rule and regulation of each Governmental Authority applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain or maintain such approval or consent or failure to comply with such rules and regulations or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

                (c)           None of the Borrowers is in default under or with respect to any of its Government Contracts or Material Contracts or under or with respect to any of its other material Contractual Obligations, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

                Section 3.6             No Material Litigation.

                No litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Borrower or any of its Subsidiaries, any such Person’s properties or revenues, or any Credit Document is pending or, to the best knowledge of the Borrowers, threatened by or against any Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and no judgments are outstanding that could reasonably be expected to have a Material Adverse Effect.

                Section 3.7             Investment Company Act.

                No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

                Section 3.8             Margin Regulations.

                No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Borrowers (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Borrowers taken as a group does not exceed 25% of the value of their assets.

                Section 3.9             ERISA.

                Except as set forth in Schedule 3.9, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that could reasonably be expected to have a Material Adverse Effect.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect.  Neither any Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

                Section 3.10           Environmental Matters.

                Except as set forth in Schedule 3.10 which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

                (a)           The facilities and properties owned, leased or operated by the Borrowers or any of their Subsidiaries (the “Properties”) do not to the knowledge of the Borrowers contain any Materials of Environmental Concern in amounts or concentrations that (i) constitute a material violation of, or (ii) could give rise to material liability under, any Environmental Law.

                (b)           The Properties and all operations of the Borrowers and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and to the knowledge of the Borrowers there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrowers or any of their Subsidiaries (the “Business”).

                (c)           No Borrower nor any Subsidiary thereof has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Borrower nor any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

                (d)           To the knowledge of the Borrowers, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to any liability under any Environmental Law, nor, to the knowledge of the Borrowers have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to any material liability to any Borrower or the Lenders under, any applicable Environmental Law.

                (e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower or any Subsidiary thereof, threatened, under any Environmental Law to which any Borrower or any Subsidiary thereof is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                (f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Borrower or any Subsidiary thereof in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any liability under Environmental Laws.

                Section 3.11           Purpose of Loans.

                The proceeds of the Extensions of Credit shall be used solely by the Borrowers as follows:

                (a)           with respect to the Revolving Loans, the Term Loan and Swingline Loans, to (i) finance Permitted Acquisitions, (ii) refinance certain existing Indebtedness of the Borrowers, (iii) pay fees and expenses owing to the Lenders and the Administrative Agent in connection with this Agreement and (iv) provide for working capital, capital expenditures and other general corporate purposes of the Borrowers; and

                (b)           the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with leases, surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

                Section 3.12           Subsidiaries.

                Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Borrowers as of the Closing Date.  Information on the attached Schedule includes state of incorporation or organization; the number of authorized shares of each class of Capital Stock or other equity interests; the number of outstanding shares of each class of Capital Stock or other equity interests, the owner thereof and the percentage of such ownership; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights.  The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).  Promptly upon the formation or acquisition of a Subsidiary, Schedule 3.12 shall be updated by the Parent Borrower by giving written notice thereof to the Administrative Agent.

Section 3.13           Ownership; Insurance.

Each of the Borrowers is the owner of, and has good and marketable title to and adequate insurance coverage for, all of its respective assets that, together with assets leased or licensed by the Borrowers, represents all assets individually or in the aggregate material to the conduct of the businesses of the Borrowers taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens.  Each Borrower enjoys peaceful and undisturbed possession under all of its material leases and all such leases are valid and subsisting and in full force and effect.  The Borrowers have delivered complete and accurate copies of all material leases in effect at the Closing Date to the Administrative Agent.  The insurance coverage of the Borrowers and their

Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.13 and such insurance coverage complies with the requirements set forth herein.

                Section 3.14           Indebtedness.

                Except as otherwise permitted under Section 6.1, the Borrowers and their Subsidiaries have no Indebtedness.

                Section 3.15           Taxes.

                Each of the Borrowers and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Borrowers is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

                Section 3.16           Intellectual Property.

                Each of the Borrowers and its Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business as currently conducted.  Set forth on Schedule 3.16 is a list of all Intellectual Property owned by the Borrowers and their Subsidiaries or that any Borrower or any of its Subsidiaries has the right to use as of the Closing Date.  Each material item of Intellectual Property of the Borrowers and their Subsidiaries is valid, subsisting, unexpired, enforceable and has not been abandoned, except for any Intellectual Property abandoned in accordance with the terms of Section 5.13(d).  Except as provided on Schedule 3.16, as of the Closing Date (a) no material item of Intellectual Property owned the Borrowers and their Subsidiaries is the subject of any licensing or franchise agreement, other than licenses created by operation of law under Government Contracts and (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower or any of its Subsidiaries know of any such claim, and, to the knowledge of any Borrower and its Subsidiaries, the use of such Intellectual Property by any Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.17           Solvency.

Each of the Borrowers is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and the fair saleable value of each Borrower’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement.  None of the Borrowers (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due.

                Section 3.18           Investments.

                All Investments of each of the Borrowers and their Subsidiaries are Permitted Investments.

                Section 3.19           Location of Collateral.

                Set forth on Schedule 3.19(a) is a list of the Properties of the Borrowers and their Subsidiaries with street address, county and state where located, as of the Closing Date.  Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Borrowers and their Subsidiaries is located, including county and state where located, as of the Closing Date.  Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office, principal place of business, the federal tax identification number and organization identification number of each of the Borrowers as of the Closing Date.

                Section 3.20           No Burdensome Restrictions.

                None of the Borrowers or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                Section 3.21           Brokers’ Fees.

                None of the Borrowers or any of its Subsidiaries have any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement and the Fee Letter.

                Section 3.22           Labor Matters.

                As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries, other than as set forth in Schedule 3.22 hereto, and none of the Borrowers or any of its Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto or (b) has knowledge of any potential or pending strike, walkout or work stoppage.

                Section 3.23           Security Documents.

                The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the filing of appropriate financing statements and grants of security in Intellectual Property, the execution of appropriate control agreements and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent on behalf of the Secured Parties) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

                Section 3.24           Accuracy and Completeness of Information.

                All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not materially misleading.  There is no fact now known to any Borrower or any of its Subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect.

                Section 3.25           Absence of Certain Changes or Events.

                As of the Closing Date, since December 30, 2006, except as set forth on Schedule 3.25 or as permitted hereby, none of the Borrowers has (a) issued any stock, bonds or other corporate securities, (b) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $1,000,000, (c) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business in excess of $1,000,000, (d) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its Capital Stock or other securities, (e) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (f) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims other than in the ordinary course of business, (g) sold, assigned or transferred any Intellectual Property or other intangible assets other than in the ordinary course of business, (h) suffered any losses of property, or waived any rights of substantial value, (i) granted any bonuses other than in the ordinary course of business or granted any extraordinary salary increases, (j) entered into any transaction involving consideration in excess of $2,000,000 except as otherwise contemplated hereby other than in the ordinary course of business or (k) entered into any agreement or transaction, or amended or terminated any agreement with any Affiliate.  To the knowledge of the Borrowers, no material adverse change in the business, operations, property or financial condition of the Borrowers, taken as a whole, is threatened or reasonably likely to occur.

                Section 3.26           Material Contracts.

                Schedule 3.26 sets forth a complete and accurate list of all Material Contracts of the Borrowers and their Subsidiaries in effect as of the Closing Date.  As of the Closing Date, other than as set forth in Schedule 3.26, each such Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and no Borrower or Subsidiary thereof has violated in any material respect any such Material Contract.  The Borrowers have delivered to the Administrative Agent for its review a correct and complete copy of each written agreement listed in Schedule 3.26 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in such Schedule.  Schedules 3.26 shall be updated by the Borrowers within thirty (30) days (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion) after the reasonable request of the Administrative Agent.

Section 3.27           Directors; Capitalization.

Set forth on Schedule 3.27 is a list of the members of the Parent Borrower’s board of directors as of the Closing Date.  As of the Closing Date the capitalization of the Parent Borrower shall be as set forth on Schedule 3.27.

Section 3.28           Classification of Senior Indebtedness.

The Borrowers’ Obligations constitute “Senior Indebtedness” under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.29           Foreign Assets Control Regulations, Etc.

Neither any Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Borrower nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Borrowers (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.30           Compliance with OFAC Rules and Regulations.

(a)           None of the Borrowers or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)           None of the Borrowers or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.31           Compliance with FCPA.

Each of the Borrowers and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Borrowers or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.32           Regulation H.

No Mortgaged Property is a Flood Hazard Property.

ARTICLE IV

CONDITIONS PRECEDENT TO INITIAL CLOSING

                Section 4.1             Conditions to Closing and Initial Extensions of Credit.

                This Agreement shall become effective upon the satisfaction of the following conditions precedent (it being understood and agreed that delivery by a Lender of an executed signature page to this Agreement shall constitute its agreement that the conditions set forth in Section 4.1 have been satisfied):

(a)           Execution of Credit Agreement; Credit Documents and Lender Consents.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, a Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement and each Mortgage Instrument, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Borrowers or other Person, as applicable, (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto and (vii) executed consents, in substantially the form of Exhibit 4.1-2, from each Lender authorizing the Administrative Agent to enter this Credit Agreement on their behalf.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

(i)            Articles of Incorporation/Charter Documents.  Certified copies of the articles of incorporation or other charter documents, as applicable, of each Borrower certified (A) by an officer of such Borrower (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)           Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Borrower (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)          Bylaws/Operating Agreement.  A copy of the bylaws or comparable operating agreement of each Borrower certified by an officer of such Borrower (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing.  State issued certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)           Incumbency.  An incumbency certificate of each Borrower certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1-1 attached hereto) to be true and correct as of the Closing Date.

                (c)           Legal Opinions of Counsel.                The Administrative Agent shall have received opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Borrowers, dated the Closing Date and addressed to the Administrative Agent and the Lenders, which opinions shall provide, among other things, that the execution and delivery of the Credit Documents will not result in a default and/or otherwise conflict with any specified material agreements to which the Borrowers are a party or to which their properties and/or assets are bound or the organizational documents of any such Person, and which shall otherwise be in form and substance reasonably acceptable to the Administrative Agent.

                (d)           Personal Property Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

                (i)            (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

                (ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

                (iii)          searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

                (iv)          to the extent not previously delivered to the Administrative Agent under the Existing Credit Agreement, all stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock or transfer powers attached thereto;

                (v)           to the extent not previously delivered to the Administrative Agent under the Existing Credit Agreement, all instruments (excluding checks) and chattel paper in the possession of any of the Borrowers and their respective Subsidiaries, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in such instruments and chattel paper;

                (vi)          with respect to any Collateral held by a warehouseman or a bailee, such estoppel letter, consent and waiver from such warehousemen or bailee as may be reasonably required by the Administrative Agent;

                (vii)         in the case of any warehouse, plant or other real property material to the business of the Borrowers and their respective Subsidiaries that is leased by any such Person, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent;

                (viii)        with respect to the deposit accounts and securities accounts of the Borrowers and their respective Subsidiaries, such control agreements as may be required by the Administrative Agent;

                (ix)           with respect to any Material Contract (other than any Government Contract), such collateral assignment and consent to collateral assignment as may be required by the Administrative Agent; and

                (x)            such other duly executed agreements or consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral.

                (e)           Real Property Collateral.  The Administrative Agent shall have received, in form and substance satisfactory to the Agents:

                (i)            fully executed and notarized Mortgage Instruments encumbering the fee interest in the properties listed in Schedule 4.1-2 as properties owned by the Borrowers and their respective Subsidiaries and, to the extent required by the Administrative Agent, the leasehold interest in the properties listed in Schedule 4.1-2 as Mortgaged Properties;

                (ii)           a title report in respect of each of the Mortgaged Properties;

                (iii)          a Mortgage Policy with respect to each of the Mortgaged Properties listed in Schedule 4.1-2 ;

                (iv)          evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (y) as to the fact that such Mortgaged Property is a Flood Hazard Property and (z) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrowers and their respective Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

                (v)           maps or plats of an as-built survey of (A) the sites of the owned Mortgaged Properties and (B) to the extent reasonably required by the Administrative Agent, the leased Mortgaged Properties, in each case certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor selected by the Parent Borrower and reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable Mortgage Policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (1) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (2) the lines of streets abutting the sites and width thereof; (3) all access and other easements appurtenant to the sites necessary to use the sites; (4) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (5) any encroachments on any adjoining property by the building structures and improvements on the sites; and (6) if the site is described as being on a filed map, a legend relating the survey to such map;

                (vi)          satisfactory environmental reviews of all owned Mortgaged Properties, including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;

                (vii)         opinions of counsel to the Borrowers and their respective Subsidiaries for each jurisdiction in which the Mortgaged Properties are located;

                (viii)        to the extent readily available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located;

                (ix)           an appraisal of each owned Mortgaged Property, in form and substance satisfactory to the Administrative Agent; and

                (x)            to the extent requested by the Administrative Agent, with respect to each leased Mortgaged Property, (i) a survey certified to the Administrative Agent by a firm of surveyors reasonably satisfactory to the Administrative Agent and (ii) a landlord waiver in form and substance satisfactory to the Administrative Agent.

(f)            Liability, Casualty, Business Interruption and Error and Omission Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.  The Administrative Agent shall be named (i) as additional loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Borrowers will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

                (g)           Fees.  The Administrative Agent and the Lenders shall have received all fees, if any, then owing pursuant to the Fee Letter and Section 2.6.

                (h)           Litigation.  There shall not exist any material pending litigation, investigation, bankruptcy or insolvency, injunction, order or claim with respect to any Borrower or any of their respective Subsidiaries, this Agreement or any of the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

                (i)            Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Parent Borrower as to the financial condition, solvency and related matters of each Borrower and its Subsidiaries, in each case after giving effect the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1-3 hereto.

                (j)            Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1-1 hereto.

                (k)           Corporate Structure.  The corporate, capital and ownership structure of the Borrowers and their respective Subsidiaries shall be as described in Schedule 3.12, and shall otherwise be reasonably satisfactory to the Administrative Agent and the Lenders.  The Administrative Agent and the Lenders shall be reasonably satisfied with the management of the Borrowers and their respective Subsidiaries and with all legal, tax, accounting, business and other matters relating to the Borrowers and their respective Subsidiaries.

(l)            Consents.  The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

(m)          Due Diligence.  The Administrative Agent and the Arrangers shall have completed in form and scope reasonably satisfactory thereto their business, legal, financial and environmental due diligence of the Borrowers and their respective Subsidiaries (including due diligence relating to management, strategy, material customers and contracts).

(n)           Compliance with Laws.  The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(o)           Bankruptcy.  There shall be no bankruptcy or insolvency proceedings with respect to the Parent Borrower or any of its Subsidiaries.

(p)           Material Adverse Effect.  No material adverse effect shall have occurred (i) since December 30, 2006 on the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries taken as a whole or (ii) on the ability of any Borrower to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document.

(q)           Minimum Pro Forma EBITDA.  The Administrative Agent shall have received evidence reasonably satisfactory thereto provided by the Parent Borrower that Pro Forma EBITDA of the Borrowers and their respective Subsidiaries is not less than $50,000,000.

(r)            Maximum Pro Forma Leverage Ratio.  The Administrative Agent shall have received evidence reasonably satisfactory thereto provided by the Parent Borrower that the Leverage Ratio of the Borrowers and their respective Subsidiaries, calculated for the twelve month period ending September 29, 2007 on a Pro Forma Basis, is not greater than 2.35 to 1.00.

(s)           Officer’s Certificates.  The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Parent Borrower as of the Closing Date stating (and,

with respect to clause (ii)(C) below, demonstrating) that (i) except as disclosed to the Administrative Agent in writing, there exists no pending or, to the knowledge of any Borrower, threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Borrower or any of their respective Subsidiaries, this Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date and (ii) immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Borrowers are in compliance with the initial levels in each of the financial covenants set forth in Section 5.9, calculated (in the manner set forth on Exhibit 4.1-4) for the twelve month period ending September 29, 2007.

(t)            Financial Statements.  The Administrative Agent shall have received copies of the financial statements and other financial information referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(u)           Termination of Existing Funded Debt.  All existing Funded Debt of the Parent Borrower and its Subsidiaries (other than the Funded Debt listed on Schedule 6.1) shall have been repaid in full and terminated and all Liens relating thereto shall have been terminated.

(v)           Federal Assignment of Claims Act.  The Borrowers shall have executed and delivered all documents necessary to comply with the Federal Assignment of Claims Act and comparable state law with respect to the accounts arising from the Material Government Contracts and such other Government Contracts as reasonably required by the Administrative Agent (to the extent not already delivered to the Administrative Agent under the Existing Credit Agreement), such documents to be held in escrow by the Administrative Agent in accordance with the terms of Section 5(f) of the Security Agreement.

(w)          Patriot Act Certificate.  At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit 4.1-5, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrowers, the name and address of the Borrowers and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrowers in accordance with the Patriot Act.

                (x)            Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

                Section 4.2             Conditions to All Extensions of Credit.

                The obligation of each Lender to make any Extension of Credit hereunder (other than the obligation of each Lender to fund its portion of a Mandatory LOC Borrowing or a Mandatory Swingline Borrowing, which shall be governed by the terms of Section 2.2 and Section 2.3, respectively) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

                (a)           Representations and Warranties.  The representations and warranties made by the Borrowers herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith (i) that contain a materiality qualification shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date) and (ii) that do not contain a materiality qualification shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

                (b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit.

                (c)           Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

                (d)           Additional Conditions to Revolving Loans.  If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

                (e)           Additional Conditions to Letters of Credit.  If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.3 shall have been satisfied.

                (f)            Additional Conditions to Swingline Loans.  If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.

                (g)           Additional Conditions to Incremental Facility.  If an Additional Loan is requested, all conditions set forth in Section 2.5 shall have been satisfied.

                Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit (other than the obligation of each Lender to fund its portion of a Mandatory LOC Borrowing or a Mandatory Swingline Borrowing, which shall be governed by the terms of Section 2.2 and Section 2.3, respectively) shall be deemed to constitute representations and warranties by the Borrowers as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

                The Borrowers hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Borrowers’ Obligations together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Borrowers shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1, 5.2 or 5.7 hereof), to:

                Section 5.1             Financial Statements.

                Furnish to the Administrative Agent for distribution to the Lenders:

                (a)           Annual Financial Statements.  As soon as available, but in any event within ninety (90) days (or ninety-five (95) days if the Securities and Exchange Commission has extended the deadline for the Parent Borrower to file its annual financial statements on Form 10-K) after the end of each fiscal year of the Parent Borrower (commencing with the fiscal year ending 2007), a copy of the consolidated and consolidating (upon the reasonable request of the Administrative Agent) balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating (upon the reasonable request of the Administrative Agent) statements of income and retained earnings and of cash flows of the Parent Borrower and its consolidated Subsidiaries for such year which, other than in the case of the consolidating statements (to the extent required), shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

                (b)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days (or fifty (50) days if the Securities and Exchange Commission has extended the deadline for the Parent Borrower to file its quarterly financial statements on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal year quarter ending March, 2008), a copy of the consolidated and consolidating (upon the reasonable request of the Administrative Agent) balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such period and related consolidated and consolidating (upon the reasonable request of the Administrative Agent) statements of income and retained earnings and of cash flows for the Parent Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated and consolidating (to the extent required) figures for the corresponding period or periods of the preceding fiscal year and current year budget (subject to normal recurring year-end audit adjustments).

                (c)           Annual Operating Budget and Cash Flow.  As soon as available, but in any event within thirty (30) days after the end of each fiscal year (commencing with the fiscal year ending 2008), a copy of the detailed annual operating budget or plan including cash flow projections of the Parent Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan.

The annual and quarterly financial statements provided in accordance with subsections (a) and (b) above (i) shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments), (ii) shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein, (iii) shall be accompanied by a description of, and an estimation of the effect on such financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3 and (iv) shall be deemed delivered to the Administrative Agent upon the filing of such financial statements with the Securities and Exchange Commission.

                Section 5.2             Certificates; Other Information.

                Furnish to the Administrative Agent for distribution to the Lenders:

                (a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                (b)           concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) above, a certificate of a Responsible Officer in the form of Exhibit 4.1-4 stating that, to the best of such Responsible Officer’s knowledge, each of the Borrowers during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period and that the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto;

                (c)           within ninety (90) days after the end of each fiscal year of the Parent Borrower, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

                (d)           promptly upon receipt thereof, a copy of any other report or “management letter” submitted or presented by independent accountants to the Parent Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(e)           [Intentionally Omitted];

(f)            promptly after the same are sent or upon their becoming available, copies of (i) all Securities and Exchange Commission reports of the Borrowers, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Parent Borrower to its public equity holders, and (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Borrowers with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; provided that any such information shall be deemed delivered to the Administrative Agent upon the filing of such information with the Securities and Exchange Commission;

                (g)           (i) notice of the Parent Borrower’s intention to proceed with a Permitted Acquisition not less than ten (10) Business Days prior to the consummation of such Permitted Acquisition and (ii) prior to the consummation of any Permitted Acquisition:

                (A)          a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;

                (B)           with respect to any Target that would account for, on a Pro Forma Basis, greater than or equal to 25% of the Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the twelve month period most recently ended for which information has been provided pursuant to Section 5.1(a) or 5.1(b), audited financial statements of such Target for its two (2) most recent fiscal years prepared by independent certified public accountants reasonably acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two (2) most recent interim periods, in each case to the extent available for such Target;

                (C)           with respect to any Target that would account for, on a Pro Forma Basis, less than 25% of the Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the twelve month period most recently ended for which information has been provided pursuant to Section 5.1(a) or 5.1(b), audited financial statements or a financial review of such Target, as applicable, for its two (2) most recent fiscal years prepared by independent certified public accountants reasonably acceptable to the Administrative Agent and, to the extent available for such Target, unaudited fiscal year-to-date statements for the two (2) most recent interim periods;

                (D)          consolidated projected income statements of the Parent Borrower and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the applicable Borrower of each relevant Target) for the four (4)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent;

                (E)           a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Parent Borrower (1)

setting forth the best good faith estimate of the Total Consideration to be paid for each Target, (2) certifying that (y) such Permitted Acquisition complies with the requirements of this Credit Agreement and (z) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrowers believe in good faith that they will have sufficient availability under the Revolving Commitments to meet the Borrowers’ ongoing working capital requirements and (3) demonstrating compliance with clauses (b), (c), (d) and (e) of the definition of the Permitted Acquisition; and

                (F)           any due diligence reports (including, but not limited to, reports prepared by a firm of independent certified public accountant of nationally recognized standing and customer surveys) prepared by, or on behalf of, any Borrower with respect to the Target;

(h)           promptly upon the request of the Administrative Agent, a back log report in form and substance reasonably satisfactory to the Administrative Agent and consistent with back log reports historically created by the Borrowers; and

                (i)            promptly, such additional financial and other information (including, without limitation, information regarding account concentration and other matters pertaining to Material Contracts and details of billed and unbilled accounts receivable) as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request; provided, however, that in no event shall any Borrower be required to provide the Administrative Agent or any Lender any classified or other information provided to such Borrower by a Governmental Authority that the Borrower is prohibited from disclosing pursuant to applicable law or the direction of a Governmental Authority.

Any material to be delivered pursuant to this Section 5.2 may be delivered electronically directly to the Administrative Agent so long as such material is in a format reasonably acceptable to the Administrative Agent, and such material shall be deemed to have been delivered to the Administrative Agent upon the Administrative Agent’s receipt thereof.  Upon request of the Administrative Agent, the Borrowers shall deliver paper copies there to the Administrative Agent.

                Section 5.3             Payment of Taxes.

                Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes (Federal, state, local and any other taxes) and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of any such taxes or additional costs are currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrowers.

                Section 5.4             Conduct of Business and Maintenance of Existence.

                Continue to engage in business of the same general type as conducted by it on the Closing Date; preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its material goodwill except to the extent that failure to maintain such rights, privileges and franchises could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                Section 5.5             Maintenance of Property; Insurance.

                (a)           Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

                (b)           Maintain with financially sound and reputable insurance companies (i) liability insurance, (ii) insurance on all its property (including without limitation its tangible Collateral), (iii) business interruption insurance and (iv) error and omission insurance (covering existing and future litigation), in each case insuring against at least such risks as are usually insured against in the same general area by companies of a similar size engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.  The Administrative Agent shall be named as additional loss payee or mortgagee, as its interest may appear, or an additional insured, as applicable, with respect to such insurance policies, and each provider of such insurance policies shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

                (c)           In case of any material loss, damage to or destruction of the Collateral of any Borrower or any part thereof, such Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.  In case of any loss, damage to or destruction of the Collateral of any Borrower or any part thereof, such Borrower, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Borrower’s cost and expense, (i) will promptly repair or replace the Collateral of such Borrower so lost, damaged or destroyed or (ii) shall apply such proceeds as set forth in Section 2.8(b)(iv).

                Section 5.6             Inspection of Property; Books and Records; Discussions.

                (a)           Keep proper books of records and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its businesses and activities, such entries to be in conformity with GAAP and all Requirements of Law; and

                (b)           Permit, during regular business hours, upon reasonable advance notice by the Administrative Agent or any Lender and as often as may reasonably be desired, the Administrative Agent or any Lender (or any agent or designee of the Administrative Agent or any Lender) to visit and inspect (subject to any confidentiality and secrecy requirements imposed by any Governmental Authority) any of its properties, examine and make abstracts from or copies of any of its books and records, conduct an audit of its accounts receivable and/or to discuss the business, operations, accounts receivable, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and with the Borrowers’ independent certified public accountants; provided that (i) if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent or any Lender shall have the right to  conduct such visit and inspection at any time without advance notice, (ii) the Borrowers shall have the right to have one or more representatives present during any discussions with officers or employees of the Borrowers or with the Borrower’s independent certified public accountants and (iii) Borrowers shall only be responsible for the cost of one inspection or visit per year from any Lender (other than the Administrative Agent).

                Section 5.7             Notices.

                Give prompt notice (but in any event (x) within two (2) Business Days after any Borrower knows or has reason to know of the events described in subsection (a) below and (y) within five (5) Business Days after any Borrower knows or has reason to know of any event described in subsections (b)-(j) below) thereof in writing to the Administrative Agent and the Lenders (or to the Administrative Agent with instructions to deliver same to the Lenders) of:

                (a)           the occurrence of any Default or Event of Default;

                (b)           the occurrence of any default or event of default under any Contractual Obligation of any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

                (c)           any litigation or any investigation or proceeding (i) affecting any Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000, (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $5,000,000;

                (d)           (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

                (e)           any notice of any material violation of any Requirement of Law received by any Borrower or any of its Subsidiaries from any Governmental Authority, including, without limitation, any notice of violation of Environmental Laws;

                (f)            any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

                (g)           any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Borrower other than Permitted Liens;

                (h)           any other development or event that could reasonably be expected to have a Material Adverse Effect; and

                (i)            receipt by a Borrower of (i) a grand jury subpoena or (ii) a “show cause” notice from a Governmental Authority.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Parent Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

                Section 5.8             Environmental Laws.

                (a)           Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                (b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

                (c)           Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective Affiliates, employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrowers or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence, willful misconduct or unlawful acts of the party seeking indemnification therefor as determined by a court of competent jurisdiction.  The agreements in this paragraph shall survive repayment of the Borrowers’ Obligations.

                Section 5.9             Financial Covenants.

                Comply with the following financial covenants:

                (a)           Leverage Ratio. The Leverage Ratio as of the last day of each fiscal quarter of the Parent Borrower and its Subsidiaries shall be less than or equal to 3.75 to 1.0 at all times.

                (b)           Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of the Parent Borrower and its Subsidiaries shall be greater than or equal to 1.25 to 1.00.

                For purposes of computing the financial covenants set forth in Section 5.9, for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period (giving effect on such day to the incurrence or satisfaction of any Funded Debt in connection with such acquisition).

                Section 5.10           Additional Subsidiary Borrowers.

                The Borrowers will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Borrower hereunder by way of execution of a Joinder Agreement.  In connection therewith, the Borrowers shall give notice to the Administrative Agent not less than fifteen (15) days prior to creating a Subsidiary, or acquiring the Capital Stock of any other Person.  The Borrowers’ Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of the Additional Borrower and a pledge of 100% of the Capital Stock of the Additional Borrower and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such Additional Borrower) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries.  In connection with the foregoing, the Borrowers shall deliver to the Administrative Agent, with respect to each Additional Borrower to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(f) and such other documents or agreements as the Administrative Agent may reasonably request.  A Subsidiary that is formed or acquired after the Closing Date shall only be deemed a “Borrower”, a “Subsidiary Borrower” or a “Subsidiary” under this Agreement, and each of the other agreements contemplated hereby, on and after the date such Subsidiary becomes a party to this Agreement.

                Section 5.11           Compliance with Law.

                Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

                Section 5.12           Pledged Assets.

                (a)           Each Borrower will, and will cause each of its Subsidiaries to, cause 100% of the Capital Stock of each of its direct or indirect Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each of its first-tier Foreign Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

                                                                (b)           If, subsequent to the Closing Date, a Borrower shall acquire any securities, instruments (except checks), chattel paper or other personal property with a value in excess of $50,000 required for perfection and/or priority to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, the Borrower shall promptly (and in any event within three (3) Business Days) after such acquisition notify the Administrative Agent in writing of same.  Each Borrower shall, and shall cause each of its Subsidiaries to, take such action at its own expense as may be necessary or otherwise requested by the Administrative Agent (including, without limitation, any of the actions described in Sections 4.1(d) and (e) hereof) to ensure that the Administrative Agent has a first priority perfected Lien to secure the Borrowers’ Obligations in (i) all personal property Collateral of the Borrowers located in the United States, (ii) to the extent deemed to be material by the Administrative Agent in its reasonable discretion, all other personal property Collateral of the Borrowers and (iii) to the extent required by the Administrative Agent in its reasonable discretion, all real property owned by the Borrowers, subject in each case only to Permitted Liens.

                (c)           If, subsequent to the Closing Date, a Borrower acquires a fee interest in any real property with a value in excess of $1,000,000, such Borrower shall deliver to the Administrative Agent within 90 days following the date of such acquisition, such Mortgage Instruments and other documentation as necessary to perfect the Administrative Agent’s security interest therein in accordance with the provisions of Section 4.1(e).

                (d)           If, subsequent to the Closing Date, a Borrower leases a warehouse, plant or other real property material to such Borrower’s business, such Borrower shall deliver to the Administrative Agent within 90 days following the date of such lease such estoppel letters, consents and waivers from the landlord on such real property as may be required by the Administrative Agent or to the extent deemed necessary by the Administrative Agent, leasehold mortgages in accordance with the provisions of Section 4.1(d) and (e).

                Section 5.13           Covenants Regarding Intellectual Property.

                (a)           Concurrent with the delivery of the Parent Borrower’s quarterly and annual financial statements pursuant to Section 5.1(a) and (b)  hereof, each Borrower shall notify the Administrative Agent if it knows that any application, letters patent or registration relating to any material Patent, Patent License, Trademark or Trademark License of such Borrower or any of its Subsidiaries may become abandoned, or of any adverse determination or development

(including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Borrower’s or any of its Subsidiary’s ownership of any material Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License.

                (b)           Concurrent with the delivery of the Parent Borrower’s quarterly and annual financial statements pursuant to Section 5.1(a) and (b)  hereof, each Borrower shall notify the Administrative Agent after it knows of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or Copyright License of such Borrower or any of its Subsidiaries, whether (i) such material Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) such Borrower’s or any of its Subsidiary’s ownership of such material Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such material Copyright License, may become adversely affected in any material respect.

                                                                (c)           (i)            Concurrent with the delivery of the Parent Borrower’s quarterly and annual financial statements pursuant to Section 5.1(a) and (b)  hereof, each Borrower shall notify the Administrative Agent of any filing by such Borrower or any of its Domestic Subsidiaries, either itself or through any agent, employee, licensee or designee, of any application for registration of any Intellectual Property (other than Intellectual Property of de minimus value) with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

                (ii)           Concurrent with the delivery of the quarterly and annual financial statements of the Borrower pursuant to Section 5.1(a) and (b) hereof, the Borrower shall provide to the Administrative Agent and its counsel a complete and correct list in all material respects of all new Intellectual Property (other than Intellectual Property of de minimus value) owned by or licensed to the Borrower or any of its Domestic Subsidiaries with respect to which the Administrative Agent has not filed a notice of grant of security interest with the United States Patent and Trademark Office or the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, as applicable.

                (iii)          Upon request of the Administrative Agent, each Borrower shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles (other than Intellectual Property of de minimus value) referred to in clauses (i) and (ii) above (including goodwill) related thereto or represented thereby.

                (d)           The Borrowers and their Subsidiaries (i) will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to obtain the relevant registration for and to maintain each material item of Intellectual Property of the Borrowers and their Subsidiaries, including, without limitation, payment of application and maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings; provided, that the Borrowers shall have the right to abandon any item of Intellectual Property which the Borrowers determine is no longer of significant value or useful or necessary to the business of the Borrowers and their Subsidiaries or if the cost to maintain or defend such item of Intellectual Property is uneconomic considering its value or its significance to the business of the Borrowers and their Subsidiaries, and (ii) except as provided in the foregoing proviso in subsection (i) above, will not take any action whereby any material item of Intellectual Property may become invalidated, abandoned or dedicated, including, without limitation, any action whereby any material Copyright may become injected into the public domain.

                (e)           In the event that any Borrower becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, such Borrower shall notify the Administrative Agent promptly after it learns thereof and shall, unless such Borrower shall reasonably determine that such Intellectual Property is not material to the business of the Borrowers and their Subsidiaries taken as a whole, or as to which the Borrower reasonably concludes that the cost of such proceeding or its likelihood of success does not justify such prosecution, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Borrower shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

                Section 5.14           Deposit and Securities Accounts.

                Schedule 5.14 sets forth each of the deposit and securities accounts of the Borrowers as of the Closing Date. The Borrowers shall maintain each of their deposit and securities accounts with (a) a Lender, (b) a financial institution that shall have entered into an account control agreement in form and substance satisfactory to the Administrative Agent or (c) any other Person or Persons so long as the amount of the deposits and securities held at such Person or Persons does not exceed $500,000 in the aggregate.  Without limiting the foregoing requirements, upon the request of the Administrative Agent or upon the occurrence of an Event of Default, the Borrowers shall promptly execute such account control agreements and/or other documentation as deemed necessary by the Administrative Agent to perfect and to obtain or maintain the priority of the Administrative Agent’s security interest in all of the Borrowers’ deposit and securities accounts.

Section 5.15           Federal Assignment of Claims Act.

                The Borrowers will execute all documents necessary to comply with the Federal Assignment of Claims Act and comparable state law with respect to the accounts arising from any Material Government Contract where the aggregate value of goods or services to be provided thereunder exceeds $10,000,000 over the remaining term of such contract and such other Government Contracts as reasonably required by the Administrative Agent (to the extent not already delivered to the Administrative Agent), in each case within 60 days (or such extended period of time as agreed to by the Administrative Agent) after entering into such Material Government Contract or, with respect to any other Government Contract, after the

Administrative Agent requires such documents with respect to such Government Contract, such documents to be held in escrow by the Administrative Agent in accordance with the terms of Section 5(f) of the Security Agreement.

Section 5.16           Further Assurances.

(a)           Public/Private Designation.  The Borrowers will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrowers to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Borrowers and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)           Additional Information.  The Borrowers shall provide such information regarding the operations, business affairs and financial condition of the Borrowers and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)           Visits and Inspections.  The Borrowers shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Default or Event of Default has occurred and is continuing, such visits and inspections shall be limited to no more than two (2) times per year in the aggregate.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.

(d)           Landlord Waivers.  Within ninety (90) days following the Closing Date, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, in the case of any personal property Collateral located at premises leased by a Borrower such estoppel letters, consents and waivers from the landlords of such real property to the extent the Borrowers are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent).

(e)           Further Assurances.  Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Borrowers under, the Credit Documents and all applicable Requirements of Law.

ARTICLE VI

NEGATIVE COVENANTS

                The Borrowers hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Borrowers’ Obligations together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

                Section 6.1             Indebtedness.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

                (a)           Indebtedness arising or existing under this Agreement and the other Credit Documents;

                (b)           Indebtedness existing as of the Closing Date set forth in Schedule 6.1 hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

                (c)           Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $3,000,000 at any time outstanding;

                (d)           Unsecured intercompany Indebtedness among the Borrowers; provided that any such Indebtedness shall be  fully subordinated to the Borrowers’ Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;

                (e)           Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

                (f)            Indebtedness and obligations of Borrowers owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit permitted hereunder) generally;

                (g)           Indebtedness that may be deemed to exist pursuant to any bid, performance bond, surety appeal, or similar obligation entered into or incurred by any Borrower in the ordinary course of business;

                (h)           (i) subordinated Indebtedness (on substantially the terms and conditions as are satisfactory to the Administrative Agent) consisting of seller notes, earnout obligations or deferred payments incurred in connection with Permitted Acquisitions that constitutes all or a portion of the Total Consideration for such Permitted Acquisitions and (ii) Indebtedness assumed in connection with Permitted Acquisitions (including Indebtedness of a Person existing at the time such Person becomes a Subsidiary) that constitutes all or a portion of the Total Consideration for such Permitted Acquisitions, so long as such Indebtedness was not incurred in contemplation of any such Permitted Acquisition; provided that the total Indebtedness in clauses (i) and (ii) above shall not exceed $40,000,000 outstanding at any time during the term of this Agreement and not more than $20,000,000 of such Indebtedness may be of the type described in clause (ii);

                (i)            subordinated Indebtedness of any Borrower (other than Permitted Acquisition Subordinated Indebtedness); provided that (i) the Borrowers are in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (ii) such Indebtedness shall be unsecured, (iii) such Indebtedness shall be fully subordinated to the Borrowers’ Obligations in a manner reasonably acceptable to the Administrative Agent, (iv) the representations, covenants and events of default in respect of such Indebtedness (other than interest rate and fees) are no more restrictive on the obligor thereon than the representations, covenants and Events of Default hereof and (v) the maturity date of such Indebtedness shall be no earlier than six months following the Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date (other than in the case of a bankruptcy of a Borrower);

                (j)            Guaranty Obligations of any Borrower with respect to obligations of a Borrower to suppliers, licensors or lessors to the extent such obligations are incurred in the ordinary course of business and otherwise permitted hereunder; and

                (k)           other Indebtedness of the Borrowers and their Subsidiaries that does not exceed $10,000,000 in the aggregate at any time outstanding.

                Section 6.2             Liens.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.  Notwithstanding the foregoing, if a Borrower shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Lenders, to the extent such a Lien has not already been granted to the Administrative Agent.

                Section 6.3             Nature of Business.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

                Section 6.4             Consolidation, Merger, Sale or Purchase of Assets, etc.

                Each of the Borrowers will not, nor will it permit any Subsidiary to:

                (a)           dissolve, liquidate or wind up its affairs, sell, transfer, lease to a third party or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

                                                                (i)            Specified Sales;

                                                                (ii)           the disposition of property or assets as a result of a Recovery Event;

                (iii)          the termination of any Hedging Agreement permitted pursuant to Section 6.1;

                                                                (iv)          the sale, lease, transfer or other disposition of property and assets no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries (including the disposition of superfluous, obsolete or uneconomic property and/or assets acquired in connection with any Permitted Acquisition, subject to the provisions of Section 2.8(b)(ii));

                                                                (v)           the sale, lease or transfer of property or assets between Borrowers, so long as the Liens of the Administrative Agent for the ratable benefit of the Lenders with respect to such property or assets remain in full force and effect and fully perfected after giving effect to such transaction and the attachment and priority of such Liens remains unchanged;

                                                                (vi)          the sale, lease or transfer of property or assets (in addition to that permitted by clause (iv) above) not to exceed $2,000,000 in the aggregate in any fiscal year and $5,000,000 in the aggregate during the term of this Agreement; and

                                                                (vii)         the sale, grant or transfer of licenses and sublicenses in the ordinary course of business;

                                                provided, that in each case (other than with respect to clause (v) above) (A) at least 50% of the consideration received therefor by any Borrower or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) after giving effect to the sale, lease, transfer or other disposition of such property or assets and the repayment of Indebtedness (if any) with the proceeds thereof, the Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof and shall be in compliance with all other terms and conditions of this Agreement, and (C) no Event of Default shall exist or shall result from such sale, lease, transfer or other disposition of property or assets; provided, further, that with respect to any sale or transfer of property or assets permitted hereunder to an unrelated third party, the Administrative Agent shall be entitled, without the consent of the Lenders or the Required Lenders, to release its Liens relating to the particular property or assets sold; or

                (b)           (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, property, equipment and intellectual property in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions (including Permitted Acquisitions) permitted pursuant to Section 6.5, and (B) the merger or consolidation of a Borrower with and into another Borrower; provided that if the Parent Borrower is a party thereto, the Parent Borrower will be the surviving corporation.

                Section 6.5             Advances, Investments and Loans.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, make any Investment (including, without limitation, lending money or extending credit or making advances to any Person, or purchasing or acquiring any Capital Stock, obligations or securities of, or any other interest in, or making any capital contribution to, any Person) except for Permitted Investments.

                Section 6.6             Transactions with Affiliates.

                Except as permitted in subsection (d) of the definition of Permitted Investments and as it relates to reasonable compensation and employment arrangements approved by the board of directors of each Borrower, each of the Borrowers will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions (other than compensation, bonus and benefit arrangements for employees approved by the board of directors of the Parent Borrower, and reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder), whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

                Section 6.7             Ownership of Subsidiaries; Restrictions.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries (excluding for purposes hereof a Subsidiary that is created for the purposes of acquiring a Person in connection with a Permitted Acquisition to the extent such Subsidiary is merged with or into such Person upon the consummation of such Permitted Acquisition and the surviving Person becomes a Borrower hereunder pursuant to Section 5.10 hereof), except for wholly-owned Domestic Subsidiaries that are joined as Additional Borrowers in accordance with the terms hereof.  Each of the Borrowers (other than the Parent Borrower to the extent not otherwise prohibited hereunder) will not, nor will it permit any Subsidiary to, sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its

Subsidiaries, nor will it, or permit any Subsidiary to, issue, sell, transfer, pledge or otherwise dispose of any of its Capital Stock or other equity interests, except as required by the Credit Documents or pursuant to a transaction permitted by Section 6.4(a)(iv).

Section 6.8                                      Fiscal Year; Accounting Policies; Organizational Documents; Material Contracts.

                Each of the Borrowers will not, nor will it permit any of its Subsidiaries to, (a) change its fiscal year without providing the Administrative Agent 30 days’ prior written notice of any such change and, to the extent required under the Securities Exchange Act of 1934 or otherwise required by the Securities Exchange Commission or in connection with the filings of the Borrowers and their Subsidiaries with the Securities Exchange Commission, restating the financial statements and other information described in Section 5.1 with respect to such change or (b) except in accordance with GAAP or as required to improve internal controls over financial reporting or otherwise comply with the Sarbanes-Oxley Act of 2002, make any material change its accounting policies used in preparing the financial statements and other information described in Section 5.1.  Each of the Borrowers will not, nor will they permit any of its Subsidiaries to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document), operating agreement, bylaws (or other similar document) or other agreements or documents with respect to its Capital Stock in any material respect without the prior written consent of the Required Lenders. Each of the Borrowers will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except in the event that such amendments, modifications, cancellations or terminations could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                Section 6.9             Limitation on Restricted Actions.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Borrower on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Borrower, (c) make loans or advances to any Borrower, (d) sell, lease or transfer any of its properties or assets to any Borrower, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law or regulations, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (v) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses restricting leasehold interests or licenses, as applicable, entered into in the ordinary course of business.

                Section 6.10           Restricted Payments.

Each of the Borrowers will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a)           to make dividends payable solely in the form of common stock or equivalent equity interests of such Person;

(b)           to make dividends or other distributions payable to any Borrower (directly or indirectly through Subsidiaries);

(c)           to make earn-out and other deferred payments with respect to any Permitted Acquisition at any time (including payment in full) so long as (A) no Default or Event of Default exists (other than as a result of a cross-default to the Subordinated Debt that is triggered by a payment default under the Subordinated Debt or any other default under the Subordinated Debt that has been cured or waived before, or on condition of, the payment) or would result from any such payment and (B) after giving effect to any such payment, (1) the Borrowers are in compliance with all financial covenants set forth in Section 5.9 on a Pro Forma Basis and (2) the Borrowers shall have no less than $15,000,000 of aggregate liquidity between (y) the borrowing availability under the Revolving Committed Amount and (z) cash on the balance sheet of the Borrowers not subject to a reserve or other restriction.

(d)           to make other Restricted Payments not contemplated by the foregoing subsections of this Section 6.10 in an aggregate amount not to exceed $25,000,000 during any twelve month period; provided that, both before and after giving effect to any Restricted Payment pursuant to this Section 6.10(d), on a Pro Forma Basis, (i) no Default or Event of Default shall exist, (ii) the Borrowers shall be in compliance with all financial covenants set forth in Section 5.9 and (iii) the Borrowers shall have no less than $15,000,000 of aggregate liquidity between (A) the Revolving Committed Amount and (B) cash on the balance sheet of the Borrowers not subject to a reserve or other restriction.

                Section 6.11           Sale Leasebacks.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to a Person that is not a Borrower or a Subsidiary thereof or (b) which any Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been sold or is to be sold or transferred by any Borrower or any of its Subsidiaries to another Person that is not a Borrower or Subsidiary thereof in connection with such lease.

                Section 6.12           No Further Negative Pledges.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (d) restrictions on the creation of Liens on Government Contracts under applicable laws.

                Section 6.13           Amendment of Subordinated Indebtedness.

                Each of the Borrowers will not, nor will it permit any Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Debt of such Borrower or Subsidiary if such amendment or modification would add or change any terms in a manner adverse to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

Section 6.14           Management Fees.

Each of the Borrowers will not, nor will it permit any Subsidiary to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Borrowers or any of their Subsidiaries without the prior written consent of the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

                Section 7.1             Events of Default.

                An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

                (a)           Payment. (i) The Borrowers shall fail to pay any principal on any Loan when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (ii) the Borrowers shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrowers shall fail to pay any interest on any Loan or other Borrowers’ Obligations or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure to pay shall continue unremedied for five (5) Business Days.

                (b)           Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

                (c)           Covenant Default. (i) Any Borrower shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1(a), 5.1(b), 5.2(d), 5.2(f), 5.2(g), 5.2(i), 5.4, 5.7 or 5.9 or Article VI hereof; (ii) any Borrower shall fail to comply with any covenant or agreement found in Sections 5.2(a), 5.2(b), 5.2(c) or 5.2(h) and in the event such breach or failure to comply is reasonably capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within five (5) days of its occurrence; or (iii) any Borrower shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Borrower, the Administrative Agent and the Lenders or executed by any Borrower in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(b) and 7.1(c)(i) and (ii) above), and in the event such breach or failure to comply is reasonably capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence.

                (d)           Indebtedness Cross-Default. Any Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrowers and their Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrowers and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) any Borrower shall breach or default any Secured Hedging Agreement and shall have failed to cure such breach or default within any applicable grace or cure period set forth therein.

                (e)           Bankruptcy Default. (i) Any Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days (provided that no Lender shall be required to make an Extension of Credit during such 60 day period except for the obligation of each Lender to fund its portion of a Mandatory LOC Borrowing or a Mandatory Swingline Borrowing, which shall be governed by the terms of Section 2.2 and Section 2.3, respectively); or (iii) there shall be commenced against any Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that no Lender shall be required to make an Extension of Credit during such 60 day period except for the obligation of each Lender to fund its portion of a Mandatory LOC Borrowing or a Mandatory Swingline Borrowing, which shall be governed by the terms of Section 2.2 and Section 2.3, respectively); or (iv) any Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

                (f)            Judgment Default.  One or more judgments, orders, decrees or arbitration awards shall be entered against any Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance) of $7,500,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against any Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

                (g)           ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect in the reasonable determination of the Lenders.

                (h)           Change of Control. There shall occur a Change of Control.

                (i)            Invalidity of Credit Documents. Any other Credit Document shall fail or cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions that by their terms shall survive); or any Lien shall fail to be a first priority perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or any Borrower or any Person acting by, on behalf of, or in collusion with any Borrower shall deny or disaffirm any Borrower’s obligations under this Agreement or any other Credit Document or assert the invalidity or lack of perfection or priority of any Lien or security interest granted to the Administrative Agent pursuant to the Security Documents.

                (j)            Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of any Borrower or any of its Subsidiaries shall occur that is in excess of $7,500,000.

                (k)           Material Contract. A default under any Material Government Contract or other Material Contract shall exist beyond (i) the expiration of any cure period available to any Borrower or Subsidiary party thereto pursuant to the terms of such Material Government Contract or other Material Contract or (ii) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Government Contract or other Material Contract as a consequence of such default, and the effect of any such default would reasonably be expected to have a Material Adverse Effect.

                (l)            Debarment or Suspension. (i) Any Borrower or any Subsidiary thereof is debarred or suspended from contracting with any Governmental Authority; or (ii) a notice of debarment or suspension from contracting with any Governmental Authority has been issued to or received by any Borrower or any Subsidiary thereof; or (iii) an investigation by any Governmental Authority relating to any Borrower or any Subsidiary thereof and involving fraud, deception or willful misconduct shall have been commenced in connection with any Government Contract or other Material Contract or any Borrower’s or any Subsidiary’s activities that could reasonably be expected to have a Material Adverse Effect; or (iv) the actual termination of a Government Contract or other Material Contract due to alleged fraud, deception or willful misconduct that could reasonably be expected to have a Material Adverse Effect.

(m)          Subordinated Debt.  Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby.

                Section 7.2             Acceleration; Remedies.

                Upon the occurrence and during the continuation of an Event of Default, then (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other Borrowers’ Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrowers shall immediately pay to the Administrative Agent for the ratable account of the Revolving Lenders cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount that may be drawn under Letters of Credit then outstanding and (b) if such event is any other Event of Default, any of the following actions may be taken:  with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, (i) by notice to the Parent Borrower declare all or any portion of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, (ii) by notice of default to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other Borrowers’ Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent for the ratable account of the Revolving Lenders cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable, (iii) hire, at the expense of the Borrowers, one or more consultants and the Borrowers agree to cooperate with such consultants, (iv) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral, and (v) exercise any rights or remedies available to the Administrative Agent or Lenders under applicable law.

ARTICLE VIII

THE AGENT

                Section 8.1             Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 8.2             Nature of Duties.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3             Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4             Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5             Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6             Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7             Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender, each in its capacity hereunder, and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Borrowers’ Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any reimbursement obligation and all other amounts payable hereunder.

Section 8.8             Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9             Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Parent Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Event of Default has occurred and is continuing, prior written approval of the Parent Borrower (such approval not to be unreasonably withheld), appoint a successor, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, subject to, so long as no Event of Default has occurred and is continuing, prior written approval of the Parent Borrower (such approval not to be unreasonably withheld), to appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.10           Collateral and Guaranty Matters.

(a)           The Lenders irrevocably authorize and direct the Administrative Agent:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Revolving Commitments and payment in full of all Borrowers’ Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2.

(b)           In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Borrower, at the Borrowers’ expense, all documents that the applicable Borrower shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral.

ARTICLE IX

MISCELLANEOUS

                Section 9.1             Amendments, Waivers and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section.  The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)           amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)          release any Borrower, without the written consent of all of the Lenders and any Bank Product Provider; or

(iv)          release all or substantially all of the Collateral without the written consent of all of the Lenders and any Bank Product Provider; or

(v)           subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi)          permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)         permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)        amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(ix)           without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving  Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(x)            amend, modify or waive the order in which Borrowers’ Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders in Section 2.12(b) without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xi)           amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xii)          amend or modify the definition of Borrowers’ Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xiii)         amend the definitions of “Hedging Agreement,” or “Secured Hedging Agreement,” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, the Administrative Agent shall provide written notice (which shall include electronic email) to the Parent Borrower of any such amendment, modification or waiver.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

                Section 9.2             Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

The Parent Borrower	SI International, Inc.
and the Subsidiary	12012 Sunset Hills Road (8th Floor)
Borrowers:	Reston, Virginia 20190
	Attention:	Mr. Thomas E. Dunn, Executive Vice President and Chief Financial Officer
	Telecopier:	(703) 234-7500
	Telephone:	(703) 234-7003

with a copy to:

Morrison & Foerster
1650 Tysons Boulevard

Suite 400
McLean, Virginia 22102-4859
	Attention:	Mr. Charles W. Katz, Esq.
	Telecopier:	(703) 760-7319
	Telephone	(703) 760-7777

The Administrative Agent:	Wachovia Bank, National Association, as Administrative Agent 1525 West W.T. Harris Boulevard NC0680 Charlotte, NC 28262
	Attn:	Syndication Agency Services
	Phone:	(704) 590-2703
	Phone:	(704) 590-2703

with a copy to:

Wachovia Bank, National Association
One 301 South College Street, NC5562
Charlotte, North Carolina 28288
	Attention:	Rob Sevin
	Telecopier:	(704) 383-1625
	Telephone:	(704) 383-7546

Lenders:	To it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

                Section 9.3             No Waiver; Cumulative Remedies.

                No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                Section 9.4             Survival of Representations and Warranties.

                All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

                Section 9.5             Payment of Expenses and Taxes.

(a)           Costs and Expenses.  The Borrowers, jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers, jointly and severally agree to indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

                Section 9.6             Successors and Assigns; Participations; Purchasing Lenders.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                (b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

                                (i)            Minimum Amounts.

                                                                                                                (A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                                                                                                                (B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,5000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

                                                                (ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

                                                                (iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

                                                                                                                (A)          the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loans has not been completed as determined by Wachovia;

                                                                                                                (B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

                                                                                                                (C)           the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

                                                                (iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

                                                                (v)           No Assignment to a Borrower.  No such assignment shall be made to any Borrower or any of Borrowers’ Affiliates or Subsidiaries.

                                                                (vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

                Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 5.8 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this

Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

                (c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                (d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

                Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

                (e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Parent Borrower is notified of the participation sold to such

Participant and such Participant agrees, for the benefit of the Parent Borrower, to comply with Section 2.17 as though it were a Lender.

                (f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                Section 9.7             Right of Set-Off; Sharing of Payments.

(a)           If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender and the Issuing Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(c)           Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each  Borrower in the amount of such participation.

                Section 9.8             Table of Contents and Section Headings.

                The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

                Section 9.9             Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                Section 9.10           Severability.

                Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                Section 9.11           Integration.

                This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

                Section 9.12           Governing Law.

                This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina without giving effect to any such law that would require the application of the law of a jurisdiction other than the State of North Carolina to this Agreement and the other Credit Documents.

                Section 9.13           Consent to Jurisdiction and Service of Process.

                All judicial proceedings brought against the Borrowers with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each of the Borrowers accepts solely for purposes of matters arising out of this Agreement, any Note or any of the other Credit Documents, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Each of Borrowers irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers to be effective and binding service in every respect.  Each of the Borrowers, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrowers in the court of any other jurisdiction.

                Section 9.14           Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or any Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Borrowers, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries, provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or is information which by its nature would reasonably be deemed to be confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                Section 9.15           Acknowledgments.

                The Borrowers each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders or among the Borrowers and the Lenders.

Section 9.16           Waivers of Jury Trial; Waiver of Consequential Damages.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17           Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 9.18           Resolution of Drafting Ambiguities.

Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19           Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Borrowers’ Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated.  Upon termination, the Borrowers shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Borrowers and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Borrowers’ Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrowers’ Obligations.

Section 9.20           Lender Consent.

Each Person signing a Lender Consent (a) approves the Credit Agreement and acknowledges and agrees that all of the conditions set forth in Section 4.1 subject to such Lender’s approval have been satisfied, (b) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII, (c) authorizes the Administrative Agent to execute and deliver this Agreement on its behalf, (d) is a Lender hereunder and therefore shall have all the rights and obligations of a Lender under this Agreement as if such Person had directly executed and delivered a signature page to this Agreement.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

PARENT BORROWER:	SI INTERNATIONAL, INC.,
a Delaware corporation

	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SUBSIDIARY BORROWERS:	SI INTERNATIONAL APPLICATION DEVELOPMENT, INC.,
a Maryland corporation

	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SI INTERNATIONAL CONSULTING, INC.,
a Delaware corporation

By	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SI INTERNATIONAL LEARNING, INC.,
a Maryland corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

MATCOM INTERNATIONAL CORP.,
a Delaware corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SI INTERNATIONAL TECHNOLOGY SERVICES, INC. f/k/a Materials, Communication and Computers, Inc.,
a North Carolina corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

BRIDGE TECHNOLOGY CORPORATION,
a Virginia corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SHENANDOAH ELECTRONIC INTELLIGENCE, INC.,
a Virginia corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SI INTERNATIONAL SEIT, INC.,
a Virginia corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

SI INTERNATIONAL ZEN TECHNOLOGY, INC.,
a Virginia corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

LOGTEC, INC.,
an Ohio corporation

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

ADMINISTRATIVE AGENT
AND LENDERS:
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent on behalf of the Lenders

	By:	/s/ James R. Zilisch
	Name:	James R Zilisch
	Title:	Managing Director